Exhibit 99.1

Press release from Monarch Casino & Resort, Inc. dated February 8, 2016

MONARCH CASINO & RESORT ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER RON ROWAN

Company Initiates Search for Successor; Rowan to Remain with Company through Year-End Closing and Filing of Form 10-K

RENO, NV, February 8, 2016 — Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (“Monarch” or the “Company”) today announced that Ron Rowan, its Chief Financial Officer, has given the Company notice of his intention to resign.  Mr. Rowan has agreed to continue in his role at least through March 18, 2016 to facilitate completion of the Company’s year-end financial audit and the filing of its Annual Report on SEC Form 10-K.  The Company has commenced a search for Mr. Rowan’s replacement.

John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented, “We appreciate the contributions Ron made over his ten years with the Company as well as his commitment to a smooth transition of his responsibilities.”

Mr. Rowan added, “I am truly grateful to the dedicated, hard-working and talented Monarch team, and, as both a friend and a stockholder, I look forward to the Company’s continued success.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, (i) future financial results; and (ii) comments relating to the continued services of Mr. Rowan. Actual results and future events and conditions may differ materially from those described in any forward-looking statements.

Additional information concerning potential factors that could affect all forward looking statements, including the Company’s financial results is included in the Company’s Securities and Exchange Commission filings, which are available on the Company’s website at www.monarchcasino.com.

•              About Monarch Casino & Resort, Inc.

Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk (formerly the Riviera Black Hawk Casino) in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch’s website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Company acquired Monarch Casino Black Hawk, the first casino encountered by visitors arriving from Denver on Highway 119, in April 2012.  The property features approximately 30,000 square feet of casino space, approximately 700 slot machines, 14 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces.  Once completed, the Monarch Black Hawk expansion will nearly double the casino space and will add a 23 story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, a new parking structure and associated support facilities. The planned nine story parking structure will increase total parking on site from approximately 500 spaces to approximately 1,500 parking spaces.

Contacts:

David Farahi

Chief Operating Officer

775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy

JCIR

212/835-8500 or mcri@jcir.com